American Realty Capital Properties Comments on Letter from Marcato Capital Management

New York, New York, June 3, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) today issued the following statement in response to the letter from Marcato Capital Management dated June 2, 2014:

“ARCP welcomes open communications with its stockholders and values their input toward the shared goal of enhancing value. Our Board of Directors and management team regularly review the Company's strategic priorities and opportunities, including deleveraging, capital allocation, and assess a variety of strategic options. We are committed to driving value for all ARCP stockholders and will continue to take actions to achieve this important objective.”

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Brian S. Block, CFO, Treasurer, Secretary and EVP

American Realty Capital Properties, Inc.

bblock@arcpreit.com

Ph: 212-415-6500

OR

Joele Frank / Meaghan Repko / Jonathan Keehner

Joele Frank, Wilkinson Brimmer Katcher

Ph: 212-355-4449